EXHIBIT 99.1
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COGNITRONICS COMPLETES REINCORPORATION IN DELAWARE AND CHANGES NAME TO
THINKENGINE NETWORKS, INC.
NEW NAME REFLECTS CREATIVE VOICE APPLICATION POSSIBILITIES OFFERED TO CUSTOMERS

MARLBOROUGH, MASS., JANUARY 3, 2007 - Cognitronics Corporation (AMEX "CGN"), a leading provider of innovative media server and conferencing solutions, today announced that it has completed its reincorporation in Delaware and the change of the company's name to ThinkEngine Networks, Inc. The former AMEX ticker symbol, CGN, will change to THN, effective January 4, 2007. Stockholders will not need to exchange their stock certificates as a result of the reincorporation and name change.

"We believe the name ThinkEngine Networks is more representative of the innovative conferencing and voice applications that the company offers our customers. We provide the smart engine that allows customers to easily create and deploy both custom and out-of-the-box voice applications that run simultaneously on both TDM and IP networks at an extremely competitive price," said Mike Mitchell, CEO and President, of ThinkEngine Networks.

"Both the CX AIN enabled media servers and VSR1000 next generation media server products have enjoyed increasing success in tier 1 carriers, conferencing service providers, and emerging internet telephony providers. Unifying our company, customer base and name further allows us to leverage our longstanding customer relationships and attack the market with increasing focus." continued Mitchell.

Cognitronics completed its acquisition of ThinkEngine Networks in November 2005. The combined company's flagship products include the CX family of media servers and the VSR1000 with built-in gateway, conferencing and voice application capabilities.


ABOUT THINKENGINE NETWORKS

ThinkEngine Networks is a leading provider of TDM and IP capable conferencing bridges and media servers. The VSR1000 includes both TDM and IP interfaces as standard equipment and is capable of processing 1000 simultaneous sessions in a compact 1U platform. The NEBS 3 certified platform has been deployed by customers to implement reservationless conferencing, prepaid calling, and IVR applications. The company's CX Series - Exchange Network Media Servers are a cost-effective and highly scalable family of carrier-class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched and mixed network environments. ThinkEngine is a disruptive force in the marketplace - drastically reducing the cost of implementation while giving customers a migration path from TDM to VoIP.


This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's most recent Form 10-K, as amended, and other subsequent Securities and Exchange Commission filings. ThinkEngine Networks does not undertake any duty to update forward-looking statements.